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                                                                    EXHIBIT 99.3


                     [US BANCORP PIPER JAFFRAY LETTERHEAD]



                   CONSENT OF U.S. BANCORP PIPER JAFFRAY INC.


We herby consent to the inclusion in the Registration Statement of Plexus Corp. ("Plexus") relating to the proposed merger of SeaMed Corporation with and into a wholly owned subsidiary of Plexus, of our opinion letter appearing as Appendix B to the Proxy Statement/Prospectus which is a part of the Registration Statement, and to the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


By /s/ Jon W. Salveson
   -------------------
   Jon W. Salveson
   Principal
   U.S. Bancorp Piper Jaffray Inc.


Minneapolis, Minnesota
June 8, 1999